AMENDMENT TO REORGANIZATION AGREEMENT

THIS AMENDMENT TO THE REORGANIZATION AGREEMENT (the "Agreement") dated July 28, 2010, is made and entered into as of September 13, 2010, by and between High Plains Gas, LLC, a Wyoming limited liability company (“HPG”), and Northern Explorations, LTD., In (“NXPN”) a Nevada Corporation. HPG and NXPN are collectively referred to herein as the “Parties”.

RECITALS

     WHEREAS, the Parties desire to amend the Agreement to increase the authorized common stock of Northern Explorations, LTD from 150,000,000 to 250,000,000. This increase in authorized capital of common stock shall be completed by amending the Articles of Incorporation of Northern Explorations, LTD. To reflect the Parties wishes the Agreement shall be amended in Section 1(c).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises set forth in the Agreement and this Amendment, the Parties agree as follows:

AMENDMENT

Section 1(c) shall be amended to read as follows:

NXPN shall either complete a reverse split of its common stock or cancel or cause to be cancelled a total of 86,720,000 shares of its common stock such that at Closing there shall be a total of 13,000,000 shares of common stock issued and outstanding. NXPN shall amend its Articles of Incorporation to increase the authorized common stock from 150,000,000 to 250,000,000.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

For and on behalf of:	High Plains Gas, LLC,
A Wyoming limited Liability Company

By: _/s/__ Mark D. Hettinger
Mark D. Hettinger
Chief Executive Officer

For and on behalf of:	Northern Explorations, Ltd.
a Nevada corporation

By:__/s/__ Kenneth J. Yonika
Kenneth J. Yonika
President and Chief Executive Officer

By:___/s/__ Steve Lanham
Steve Lanham
Director